Exhibit 10.2
CHANGE IN CONTROL SEVERANCE AGREEMENT

This CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of [ ], 2025 (the “Effective Date”) between DTE Energy Company, a Michigan corporation (the “Company”), and [ ] (the “Executive”).

RECITALS

A.    The Executive is an executive or a key employee of the Company or one or more of its Subsidiaries and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company.

B.    The Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control exists and that potential employment uncertainty resulting from a Change in Control may distract management from conducting the Company’s business or cause management employees to leave the Company’s employ.

C.    The Company wants to provide security to its senior executives and key employees to enable them to discharge their duties during the consideration and consummation of a Change in Control in order to preserve the value of the Company for its shareholders.

In consideration of these objectives, the Company and the Executive agree as follows:

1.    Term of Agreement. The term of this Agreement (the “Term”) begins on the Effective Date and ends on the earlier of:

(a)    the later of:

(1)    this Agreement’s Expiration Date; or

(2)    the last day of the Severance Period.
or

(b)    the date prior to a Change in Control on which the Executive ceases for any reason to be an employee of the Company and any Subsidiary. For purposes of this Section 1(b), the Executive does not cease to be an employee of the Company and any Subsidiary if the Executive’s employment is transferred between the Company and any Subsidiary, or among any Subsidiaries.

2.    Right to Receive Severance Benefits and Other Consideration. The Executive will become entitled to the severance benefits and other consideration provided under this Agreement if the Executive’s employment is terminated because of a Qualifying Termination.

3.    Severance Benefits and Other Consideration.

(a)    Severance Benefits. The Severance Benefits payable under this Agreement are equal to the sum of all of the following:

(1)    A lump sum payment equal to the sum of:

(A)    Base Pay; plus

(B)    the Applicable Annual Bonus

multiplied by:

(C)    the lesser of:

(i)    200%; or

(ii)    200% multiplied by a fraction, the numerator of which is the number of full calendar months from the Executive’s Termination Date to the Executive’s 65th birthday, and the denominator of which is 36.

(2)    A lump sum payment equal to:

(A)    the Applicable Annual Bonus

(B)    multiplied by the following fraction:

(i)    the numerator is the number of days prior to the Executive’s Termination Date during the calendar year in which the Termination Date occurs; and

(ii)    the denominator is 365,

(C)    then reduced by the Annual Bonus for the year in which the Termination Date occurs that is payable to the Executive under the terms of the Annual Plan because the Executive has attained age 55 and completed 10 years of service with the Company and all Subsidiaries.

(3)    Full accelerated vesting of any and all outstanding time-based and performance-based equity awards, with performance-based vesting awards being accelerated on the assumption that performance goals achieved for the applicable year are equal to the greater of target and actual performance through the date of the Change in Control, and that the Executive was employed for the entire year or until any later date required to receive such payment.

(4)    For Welfare Benefits provided to the Executive immediately prior to the Executive’s Termination Date (or, if greater, immediately prior to reduction, termination, or denial), a lump sum payment equal to the present value of the cost of coverage for the Benefit Continuation Period. The cost of coverage will be determined at applicable rates in effect as of the Termination Date. The present value of the cost will be determined using an interest rate equal to the composite prime rate in effect as of the Termination Date in the Northeast Edition of The Wall Street Journal.

(5)    Additional age, service, and compensation credit for the length of the Benefit Continuation Period for determining the Executive’s benefits under the following plans (or any successors to these plans):

(A)    DTE Energy Company Supplemental Retirement Plan; and

(B)    DTE Energy Company Executive Supplemental Retirement Plan (including the Management Supplemental Benefit Plan, if applicable to the Executive).

(6)    Outplacement services by a firm selected by the Executive, at a cost to the Company in an amount not to exceed 15% of the Executive’s Base Pay. No payments by the Company for outplacement services will be made after December 31st of the calendar year following the calendar year including the Termination Date.

(b)    Other Consideration. In consideration for the restrictive covenant set forth in Section 9(d), the Executive shall be entitled to a lump sum payment in an amount equal to:

(1)    the sum of:

(A)    Base Pay; plus

(B)    the Applicable Annual Bonus;

multiplied by

(C)    the lesser of:

(i)    100%; or

(ii)    100% multiplied by a fraction, the numerator of which is the number of full calendar months from the Executive’s Termination Date to the Executive’s 65th birthday, and the denominator of which is 36.

4.    Timing of Payments.

(a)    Timing. Payments under the following Sections will be paid on the later of the date which is 60 days after the Executive’s Termination Date or any later date required by Code Section 409A or any other law:

(1)    Section 3(a)(1);

(2)    Section 3(a)(2);

(3)    Section 3(a)(4); and

(4)    Section 3(b).

(b)    Withholding of Taxes. The Company will withhold from any amounts payable under this Agreement all federal, state, city or other taxes that the Company is required to withhold under any law or government regulation or ruling.

(c)    Interest. If the Company fails to make any payment or provide any benefit required to be made or provided under this Agreement on a timely basis, the Company shall pay interest on the amount or value at an annualized rate of interest equal to the composite prime rate as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. The interest shall be payable as it accrues on demand, but the Company shall not be required to pay interest more frequently than monthly. Any change in the prime rate shall be effective on and as of the date of the change.

5. Non-Duplication of Severance Benefits and Other Consideration.

(a)    Qualifying Termination During Concurrent Severance Periods. If the Executive experiences a Qualifying Termination when two or more Severance Periods are running concurrently (because two or more Changes in Control have occurred), the Executive will have a Qualifying Termination with respect to each Severance Period. A determination of the payments and benefits to be provided under this Agreement will be made for each Qualifying Termination. However, the Executive will receive only:

(1)    the greatest lump sum payment under Section 3(a)(1) payable for any Qualifying Termination;

(2)    the greatest lump sum payment under Section 3(a)(2) for any Qualifying Termination;

(3)    the greatest benefits under Section 3(a)(3) for any Qualifying Termination;

(4)    the greatest lump sum under Section 3(a)(4) for any Qualifying Termination;

(5)    the greatest benefits under Section 3(a)(5) for any Qualifying Termination;

(6)    the greatest benefits under Section 3(a)(6) for any Qualifying Termination; and

(7)    the greatest lump sum payment under Section 3(b) for any Qualifying Termination.

(b)    Effect on Other Employee Benefits. Except as expressly provided within this Agreement, the Executive’s Qualifying Termination will not affect any greater rights the

Executive may have under any agreement, policy, plan, program or arrangement of the Company or Subsidiary providing Employee Benefits (other than Severance Pay), which rights are governed by the terms of the agreement, policy, plan, program or arrangement; provided, however, that in any instance where a duplication of benefits is provided under this Agreement and another agreement, policy, plan, program or arrangement, then the two agreements shall be coordinated so that no duplication of benefits is provided, as reasonably determined in the sole discretion of the Company. The benefits received by the Executive under this Agreement because of a Qualifying Termination supersede and are in lieu of any other Severance Pay to which the Executive may be entitled

(c)    Coordination with Other Agreements. Notwithstanding any other agreement between the parties to the contrary, the terms and conditions of this Agreement shall supersede any and all inconsistent terms of any other agreement and/or arrangement entered into between the parties, whether preceding or following the Effective Date.

6.    Mitigation. The Company acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the Company acknowledges that payment of the severance compensation by the Company to the Executive under this Agreement is reasonable. The Executive is not required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. No profits, income, earnings or other benefits from any source will create any mitigation, offset, reduction or other obligation on the part of the Executive, except as may have been otherwise paid to the Executive by the Company or a Subsidiary in connection with or in consideration of the Executive’s release and settlement of any claims arising out of the Executive’s employment or the termination of the Executive’s employment.

7.    Arbitration; Legal Fees and Expenses.

(a)    Except for legal proceedings brought by the Executive or the Company for injunctive relief, any dispute or claim involving this Agreement will be submitted to final and binding arbitration. The arbitration will take place in Oakland County, Michigan before a single neutral arbitrator under the then-current National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The arbitrator will issue a written opinion and will not have authority to render an award beyond the scope and specific terms of this Agreement. Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction. Any demand for arbitration must be made within 30 days of when the party knew or should have known of the alleged dispute or claim. Failure to timely demand arbitration makes the dispute or claim non-arbitrable. The Executive and the Company expressly waive their rights to institute or prosecute any lawsuits or other court proceedings and waive their right to a jury trial, except for the legal proceedings excluded above.

(b)    It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of the Executive’s rights under this Agreement because the legal fees and related expenses would substantially detract from the benefits intended to be extended to the Executive under this Agreement.

(c)    If it appears to the Executive that the Company has failed to comply with any of its obligations under this Agreement or if the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive under this Agreement, the Company irrevocably authorizes the Executive to retain counsel of the Executive’s choice, at the expense of the Company as provided in this Section 7, to advise and represent the Executive in connection with any interpretation, enforcement or defense of the Executive’s rights under this Agreement.

(d)    The Executive may pursue any legal defense of the Executive’s rights under this Agreement whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction.

(e)    Whether or not the Executive prevails in connection with any defense of the Executive’s rights under this Agreement, the Company will pay and be solely financially responsible for reasonable hourly attorneys’ fees and related fees and expenses incurred by the Executive under this Section 7, but only if the arbitrator determines the Executive’s claim was brought in good faith and was not frivolous. If the Executive’s request for injunctive relief is denied and the Executive does not timely demand arbitration for the dispute or claim underlying the Executive’s request for injunctive relief, the Executive’s request for injunctive relief is deemed to be frivolous and not brought in good faith for purposes of this Section 7(e).

(f)    The Company’s payment of the Executive’s legal fees and expenses under this Section 7 following termination of the Executive’s employment (whether or not in a Qualifying Termination) will be made during the first calendar year beginning after the date the Executive’s employment terminated.

8.    Survival of Rights and Obligations. The rights and obligations of the Executive and the Company under the following Sections will survive the termination or expiration of this Agreement and the termination of the Executive’s employment after a Change in Control for any reason:

(a)    Section 3 (Severance Benefits and Other Consideration);

(b)    Section 4 (Timing of Payments);

(c)    Section 5 (Non-Duplication of Severance Benefits and Other Consideration);

(d)    Section 6 (Mitigation); and

(e)    Section 7 (Arbitration; Legal Fees and Expenses).

9.    Confidential Information; Non-Disparagement; Non-Solicitation; Competitive Activity.

(a)    Confidential Information. At all times following the Termination Date, the Executive will not, without the prior written consent of the Company, either directly or indirectly use, appropriate, or disseminate, disclose, or communicate to any person or entity any confidential information of the Company or any Subsidiary that is now known or later becomes known to the Executive because of the Executive’s employment with the Company or any Subsidiary, unless the disclosure is required by a valid subpoena or order issued by a court or governmental body.

(1)    For purposes of this Section 9(a), “confidential information” is any confidential, proprietary, or trade secret information, including concepts, ideas, information, and materials related to the Company or any Subsidiary, customer records, customer lists, economic and financial analyses, financial data, customer contracts, marketing plans, notes, memoranda, lists, books, correspondence, manuals, reports or research, whether developed by the Company or a Subsidiary or developed by the Executive while employed by the Company or a Subsidiary.

(2)    This Section 9(a) does not apply to any confidential information that becomes publicly disseminated by means other than a breach of this provision.

(b)    Non-Disparagement. The Executive will not make any verbal or written comments to any third party that are defamatory, disparaging, or critical of the Company or any Subsidiary or its products, management, employees, officers or operations or that would otherwise adversely affect the finances or business reputation of the Company or any Subsidiary.

(c)    Non-Solicitation. To the extent not prohibited by applicable law:

(1)    For a period of two years after the Termination Date, the Executive will not solicit, divert, take away, or attempt to take away any customer of the Company or any Subsidiary or the business of any customer of the Company or any Subsidiary.

(A)    A “customer” of the Company or any Subsidiary is any person or other entity to which the Company or any Subsidiary has sold services or products during the 24-month period immediately preceding the Termination Date, any person or other entity that the Company or any Subsidiary is in the process of selling services or products, or any person or other entity to which the Company or any Subsidiary has submitted or is in the process of submitting a bid to sell services or products.

(2)    For a period of two years after the Termination Date, the Executive will not solicit, attempt to employ, or employ any individual who is an employee, consultant, or agent of the Company or any Subsidiary.

(d)    Competitive Activity. To the extent not prohibited by applicable law, for a period of one year following the Termination Date, the Executive will not engage in any

Competitive Activity. If the Executive engages in any Competitive Activity earlier than one year following the Termination Date, the Executive must repay (to the extent not prohibited by applicable law) to the Company the consideration paid to the Executive under Section 3(b).

(e)    Whistleblower Protection. Notwithstanding paragraphs (a) through (d) of this Section, nothing contained in this Agreement shall be construed to prevent the Executive from reporting any act or failure to act to, or otherwise communicating with, the Securities and Exchange Commission or other governmental body or prevent the Executive from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

10.    Employment Rights. Nothing in this Agreement creates any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.

11.    Successors and Binding Agreement.

(a)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform it if the succession had not taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any person acquiring directly or indirectly all or substantially all of the business or assets of the Company by purchase, merger, consolidation, reorganization or otherwise, with the successor thereafter deemed to be the “Company” for the purposes of this Agreement. Other than as permitted under this Section 11(a), this Agreement is not assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)    This Agreement is personal in nature and neither of the parties may, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 11(a) and 11(b). The Executive’s right to receive payments under this Agreement is not assignable, transferable or delegable, including by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution. If any assignment or transfer not permitted by this Section 11(c) is attempted, the Company will have no liability to pay any amount attempted to be assigned, transferred or delegated.

12.    Notices.

(a)    All communications, including notices, consents, requests or approvals, required or permitted to be given under this Agreement must be in writing.

(b)    All notices must be provided by:

(1)    hand delivery (deemed provided when delivered);

(2)    electronic facsimile transmission, with verbal confirmation of receipt (deemed provided when transmitted);

(3)    United States registered or certified mail, return receipt requested, postage prepaid (deemed provided five business days after mailing); or

(4)    a nationally recognized overnight courier service such as Federal Express or UPS (deemed provided three business days after deposit with courier service).

(c)    Notices to the Company must be addressed to the attention of the Vice President – Human Resources of the Company at the Company’s principal executive office.

(d)    Notices to the Executive must be addressed to the Executive at the Executive’s principal residence.

(e)    The Company or the Executive can change the address to which notices to that party are to be addressed by providing notice to the other party as required under this Section 12, except that notices of changes of address are effective only upon actual receipt.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement will be governed by and construed in accordance with the substantive laws of the State of Michigan, without giving effect to its principles of conflict of laws.

14.    Validity. If any provision of this Agreement or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal by a court of competent jurisdiction, the remainder of this Agreement and the application of the provision to any other person or circumstances will not be affected. The provision held to be invalid, unenforceable or otherwise illegal will be amended to the minimum extent necessary to make it enforceable, valid or legal.

15.    Miscellaneous.

(a)    No provision of this Agreement may be modified, waived or discharged unless the waiver, modification or discharge is agreed to in writing signed by the Executive and the Company.

(b)    No waiver by either party at the time of any breach by the other party or compliance with any condition or provision of this Agreement to be performed by the other party will be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(c)    No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter of this Agreement have been made by either party which are not set forth expressly in this Agreement.

(d)    References to Sections are to references to Sections of this Agreement.

16.    Prior Agreements. As of the Effective Date, this Agreement supersedes and replaces all prior change-in-control severance agreements and similar agreements between the Executive and the Company or any of its Subsidiaries (“Prior Agreements”). All Prior Agreements cease to be of force and effect as of the Effective Date.

17.    Counterparts. This Agreement may be executed in one or more counterparts, each of which is deemed an original but all of which together will constitute one agreement.

18.    Definitions. For purposes of this Agreement, the following definitions apply:

(a)    Agreement is this Change in Control Severance Agreement.

(b)    Agreement Expiration Date is the later of:

(1)    the day before the third anniversary of the Effective Date; or

(2)    the last day of any extension of this Agreement under this Section 18(b).

Beginning on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date, this Agreement will automatically be extended for an additional year unless, not later than 90 days preceding any anniversary of the Effective Date:

(3)    the Company gives notice that it does not wish to have the Term extended; or

(4)    the Company gives notice that it wishes the Term to be extended for a period of less than one year, in which case the term of this Agreement will automatically be extended for the shorter period and will then terminate if not further extended by written agreement between the Company and the Executive.

(c)    Annual Bonus is the aggregate annual bonus to which the Executive would have been entitled under the Annual Plan in the applicable year, presuming that the Executive’s individual performance multiplier is 100%. If the Executive participates in an Annual Plan without a specified target, the Executive’s Annual Bonus is 1/3 of the sum of the Executive’s payments under the Annual Plan for the three years preceding the applicable year (even if the Executive has not participated in the plan for three years).

(d)    Annual Plan is the DTE Energy Company Annual Incentive Plan, a Subsidiary’s annual incentive plan, or any successor annual incentive plan (as applicable).

(e)    Applicable Annual Bonus is the greater of:

(i)    the Annual Bonus for the year in which the Change in Control occurs; or

(ii)    the Annual Bonus for the year in which the Termination Date occurs,

in either case calculated based on the assumption that target performance goals for the applicable year would be met and the Executive was employed for the entire year or until any later date required to receive the payment.

(f)    Base Pay is the Executive’s annual base salary (prior to any pre-tax deferrals made under any employee benefit plans of the Company) in effect immediately prior to the Change in Control or immediately prior to the Executive’s Termination Date, if higher.

(g)    Benefit Continuation Period is the shorter of:

(1)    the two-year period beginning on the Executive’s Termination Date; or

(2)    the period beginning on the Executive’s Termination Date and ending on the date the Executive attains age 65.

(h)    Board is the Board of Directors of the Company.

(i)    Cause. The Executive’s employment will be considered terminated for “Cause” if prior to termination of the Executive’s employment, the Board reasonably determines, based on a preponderance of the evidence reasonably available to the Board as of the date the Board adopts the resolution described below, that the Executive committed or engaged in:

(1)    an intentional act of fraud, embezzlement or theft at a level that constitutes a felony in connection with the Executive’s duties or in the course of the Executive’s employment with the Company or a Subsidiary, whether or not the Executive is convicted or pleads guilty or nolo contender (no contest) to any related criminal charges;

(2)    intentional wrongful damage to property of the Company or a Subsidiary;

(3)    intentional wrongful disclosure of secret processes or confidential information of the Company or a Subsidiary;

(4)    intentional wrongful engagement in any Competitive Activity (to the extent not prohibited by applicable law);

(5)    willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company that is not cured within 30 days after the

Board delivers to the Executive a written demand for substantial performance specifically identifying the Executive’s failure to perform; or

(6)    other intentional activity, including but not limited to a breach of the Executive’s fiduciary duties with respect to the Company, a Subsidiary, or any welfare plan or pension plan sponsored by the Company or a Subsidiary;

which, in the reasonable judgment of the Board and based on a preponderance of the evidence available to the Board is significantly detrimental to the reputation, goodwill or business of the Company or significantly disrupts the workplace environment or operation of the Company’s business or administrative activities.

For purposes of this Agreement, no act or failure to act on the part of the Executive will be deemed “intentional” if it was due primarily to an error in the Executive’s judgment or the Executive’s negligence. An act will be deemed “intentional” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company.

For purposes of this Agreement, the Executive has not been terminated for Cause unless and until:

(7)    a meeting of the Board is called and held for the purpose of determining if the Executive is to be terminated for Cause; and

(8)    the Executive is given reasonable notice of the meeting and an opportunity to be heard before the Board, with the Executive’s counsel if the Executive so chooses; and

(9)    at that meeting the Board finds, in the good faith opinion of the Board, that the Executive has committed an act entitling the Board to terminate the Executive’s employment for Cause; and

(10)    the Executive has been provided a copy of the resolution duly adopted at that meeting by the affirmative vote of not less than three-quarters of the Board then in office and specifying in detail the particulars of the Board’s finding.

The Executive and the Executive’s beneficiaries retain the right to contest the validity or propriety of the Board’s determination that the Executive’s employment has been terminated for Cause.

(j)    Change in Control occurs if any of the following events occurs during the Term of this Agreement:

(1)    Any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, (B) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock or (C) a person who holds at least twenty percent (20%) or more of the combined voting power represented by the Company’s then outstanding voting securities as of the effective date of the transaction) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the combined voting power represented by the Company’s then outstanding voting securities;

(2)    a sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction having a similar effect, including a liquidation) other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to a person or persons who beneficially own, directly or indirectly, at least fifty-five percent (55%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale, or (B) pursuant to a spin-off type transaction, directly or indirectly, of such assets to the Company's stockholders;

(3)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (1), (2), or (4) of this Section a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; and

(4)    a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty-five percent (55%) of the combined voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Notwithstanding the foregoing to the contrary, for purposes of clarity and avoidance of doubt, the following acquisitions shall not be taken into consideration when determining whether a Change in Control has been consummated: (A) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company.

(k)    Code is the Internal Revenue Code of 1986, as amended.

(l)    Company is DTE Energy Company, a Michigan corporation.

(m)    Competitive Activity is the Executive’s direct employment, without the written consent of the Board (or any committee of the Board to which the Board delegates its authority under this Section 18(m) in writing), in any business or enterprise (including the Executive’s own business or enterprise) if:

(1)    the business or enterprise engages in substantial and direct competition with the Company or any of its Subsidiaries in any state in which the Company or Subsidiary was engaged in business or actively negotiating to enter business on the Termination Date; and

(2)    the business’s or enterprise’s sales of any product or service competitive with any product or service of the Company or any of its Subsidiaries amounted to 10% of the business’s or enterprise’s net sales for its most recently completed fiscal year; and

(3)    the Company’s or Subsidiary’s net sales of the competitive product or service amounted to 10% of the Company’s or Subsidiary’s net sales for its most recently completed fiscal year; and

(4)    the Board determines the Executive’s employment in the business or enterprise is detrimental to the Company or any of its Subsidiaries.

“Competitive Activity” does not include the mere ownership of not more than 10% of the total combined voting power or aggregate value of all classes of stock or other securities in the enterprise and the Executive’s exercise of rights resulting from ownership of the stock.

The Board (or its delegate) has sole discretion and authority to determine if the Executive is engaging in Competitive Activity for purposes of this Agreement.

It is the Executive’s responsibility to provide information sufficient for the Board (or its delegate) to make these determinations.

(n)    Determination Firm has the meaning set forth in Section 19.

(o)    Director is a member of the Board.

(p)    Effective Date is the date set forth in the preamble of this Agreement.

(q)    Employee Benefits are the perquisites, benefits and service credit for benefits provided under all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including without limitation any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or a Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or a Subsidiary, providing perquisites, benefits and service credit for benefits at least as great in the aggregate as are payable prior to a Change in Control.

(r)    ERISA is the Employee Retirement Income Security Act of 1974, as amended.

(s)    Exchange Act is the Securities Exchange Act of 1934, as amended.

(t)    Excise Tax has the meaning set forth in Section 19.

(u)    Executive is the individual identified in the preamble of this Agreement.

(v)    Full Payment has the meaning set forth in Section 19.

(w)    Good Reason. The Executive terminates employment for “Good Reason” if the Executive voluntarily terminates his or her employment during the Severance Period following the occurrence of any of the following events during the Severance Period:

(1)    a material diminution in the Executive’s Base Pay, provided, however that a Base Pay reduction that is applied uniformly among like-kind individuals will not be deemed to constitute Good Reason;

(2)    a material diminution in the nature or scope of the Executive’s title, authority, duties, or responsibilities from those applicable to the Executive immediately prior to consummation of the Change in Control;

(3)    the Company requiring the Executive’s office nearest to his or her principal residence to be located at a different place which is more than 35 miles from where such office is located as of immediately prior to the Change in Control; or

(4)    a material breach by the Company of any term or provision of this Agreement, including the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement.

No event or condition described in this Section 18(w) shall constitute Good Reason unless, (x) within ninety (90) days from the Executive first acquiring actual knowledge of the existence of the Good Reason condition described in this Section 18(w), the Executive provides the Board written notice (in accordance with Section 12) of the Executive’s intention to terminate the Executive’s employment for Good Reason and the grounds for such termination; (y) such grounds for termination (if susceptible to correction) are not corrected by the successor within thirty (30) days of such successor’s receipt of such notice (or, in the event that such grounds cannot be corrected within such thirty-day (30) period, such successor has not taken all reasonable steps within such thirty-day (30) period to correct such grounds as promptly as practicable thereafter); and (z) the Executive terminates the Executive’s employment with the Company immediately following expiration of such thirty-day (30) period. For purposes of this Section 18(w), any attempt by the successor to correct a stated Good Reason shall not be deemed an admission by such successor that the

Executive’s assertion of Good Reason is valid.

(x)    Prior Agreement has the meaning set forth in Section 16.

(y)    Qualifying Termination means:

(1)    Termination of the Executive’s employment by the Company or a Subsidiary during the Severance Period other than a termination:

(A)    because of the Executive’s death;

(B)    because the Executive became permanently disabled within the meaning of, and began receiving disability benefits under, the Company or Subsidiary sponsored long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control; or

(C)    under any mandatory retirement policy of the Company or a Subsidiary; or

(D)    for Cause;

or

(2)    Termination of the Executive’s employment by the Executive during the Severance Period for Good Reason, regardless of whether any other reason, other than Cause, for the Executive’s termination exists or has occurred, including other employment.

(z)    Payment has the meaning set forth in Section 19.

(aa)    Reduced Payment has the meaning set forth in Section 19.

(bb)    Severance Pay is the collective benefits provided under any agreement, policy, plan, program, or arrangement of the Company or a Subsidiary or any provision of any individual severance, employment, or other agreement between the Executive and the Company or a Subsidiary that are paid to the Executive solely because of the termination of the Executive’s employment.

(cc)    Severance Period resulting from a Change in Control is the period beginning on the date a Change in Control occurs and ending on the earliest of:

(1)    the second anniversary of the Change in Control;

(2)    the Executive’s 65th birthday; or

(3)    the Executive’s death.

(dd)    Subsidiary is an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(ee)    Term has the meaning set forth in Section 1.

(ff)    Termination Date is the date on which the Executive’s employment is terminated by a Qualifying Termination.

(gg)    Welfare Benefits are benefits provided under employee welfare benefit plans, as defined in ERISA Section 3(1).

(hh)    Voting Stock is securities entitled to vote generally in the election of Directors.

19.    Code 280G Potential Reductions.

(a)    Notwithstanding any other provision in this Agreement, if any payment or benefit the Executive would receive pursuant to this Agreement, a Change in Control of the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Payment are paid to the Executive, which of the following two amounts would maximize the Executive’s after-tax proceeds: (i) payment in full of the entire amount of the Payment (a “Full Payment”), or (ii) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”), whichever amount results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

For purposes of determining whether and the extent to which the Payment will be subject to the Excise Tax: (i) no portion of the Payment the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account; (ii) no portion of the Payment shall be taken into account which does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including, without limitation, by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Payment shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the “base amount” (as set forth in Code Section 280G(b)(3)) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Payment shall be determined by in accordance with the principles of Code Sections 280G(d)(3) and (4).

For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (i) the Payment shall be paid only to the extent permitted under the Reduced Payment alternative, and the Executive shall have no rights to any additional payments and/or benefits constituting the Payment, and (ii) reduction in payments and/or benefits shall occur in the following order: reduction of cash payments, cancellation of accelerated vesting of equity awards, and reduction of other benefits.

    (b)    All determinations required to be made under this Section 19, including whether an Excise Tax would otherwise be imposed, whether the Full Payments shall be reduced, the amount of any such reduction and the assumptions to be utilized in arriving at such determinations not expressly provided for herein, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company that a payment is due to be made hereunder, or such earlier time as is requested by the Executive. All reasonable fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive, absent manifest error.

(c)    The fact that the Executive’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 19 shall not of itself limit or otherwise affect any other rights of the Executive under this Agreement.

In witness whereof, this Agreement has been entered into by the Company and the Executive as of the Effective Date.

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[Executive’s Name]

DTE ENERGY COMPANY

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Diane M. Antishin
Sr VP - HR & Chief D&I Officer